UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2010

Li3 Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-127703	20-3061907
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number	Identification No.)

Av. Pardo y Aliaga 699 Of. 802
San Isidro, Lima, Peru
+ (51) 1-212-1880
(Address and telephone number of principal executive offices)

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.06  Change in Shell Company Status.

On February 23, 2010, Li3 Energy, Inc. (“Li3 Energy” or the “Company”) acquired, through a new subsidiary, Li3 Energy Peru SRL, 100% of the assets of the Loriscota, Suches and Vizcachas Projects (the “Projects”) located respectively in the Provinces of Puno, Tacna and Moquegua, Peru.  The assets consist solely of undeveloped mineral rights.  The aggregate purchase price for the assets was $50,000.

The Projects are undeveloped prospects for mining deposits of lithium and potassium and comprise nine mineral concessions that cover a total area of 19,500 acres (approximately 7,900 hectares) at an elevation of 14,000 feet (approximately 4,300 meters) above sea level. The Projects are in recently reinterpreted areas previously studied by the Peruvian Mining Ministry in 1981, whose survey concluded that the Projects contain high lithium and potassium values. Subsequent to the Mining Ministry’s survey, preliminary sampling was conducted on the Projects and found to contain similar values to other more advanced South American operations that are currently under development for commercial production. The mineralization is similar to salt deposits in evaporitic lakes that are recognized producers of lithium.

The Projects offer a typical potential production scenario based on evaporative brine techniques, which are recognized as the lowest-cost source of extraction and as the most environmentally friendly and energy efficient production process.

Prior to this acquisition, Li3 Energy was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended). Li3 Energy believes that as a result of the acquisition it has ceased to be a shell company.

The Company’s and its subsidiaries’ equity in the net book value of the Project assets and the amount paid for the Project assets upon the acquisition did not exceed 10% of the total consolidated assets of the Company and its subsidiaries; and the acquisition did not involve a business (as defined in Section 11-01(d) of Regulation S-X). The Projects consist solely of undeveloped mineral concessions and have had no operations or revenues.

The Company intends to file with the Securities and Exchange Commission, as soon as practicable, the current “Form 10 information” necessary to satisfy the condition contained in Rule 144(i)(2) under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Li3 Energy, Inc.

Date: March 1, 2010	By: /s/ Luis Saenz
Luis Saenz, Chief Executive Officer